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Exhibit 4.2

*ENGLISH TRANSLATION FROM THE ORIGINAL HEBREW LANGUAGE. Certain identified information has been excluded from this exhibit because it is not material and is the type of information the registrant customarily and actually treats as private and confidential. Redacted information is indicated by [***].

Share Purchase Agreement

Mediton Medical Centers Chain Ltd. and Medishur Ltd.

August 25, 2021

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Agreement

Made and entered into in Tel Aviv on August 25, 2021

By and between

SHL Telemedicine Ltd.
Company No. 511149874
90 Yigal Alon St., Tel Aviv
And/or any other legal entity fully owned and controlled by it
(“Buyer”)

On the one hand;

And

Dr. Haim Perluk
Identity No. [***]
[***], Tel Aviv
(“Haim”)

Perluk - Medical Holdings Ltd.
Company No. 511833246
[***], Tel Aviv
(“Perluk Holdings”)

(Haim and Perluk Holdings shall be referred to hereinafter, jointly and severally, as the: “Perluk Group”)

Orna Perluk
Identity No. [***]
[***], Tel Aviv
(“Orna”)

(Haim, Perluk Holdings and Orna shall be referred to hereinafter, jointly and severally, as the “Seller/s”)

On the second hand;

And

Mediton Medical Centers Chain Ltd.
Company No. 511900888
18 Hahashmal St., Tel Aviv
(“Mediton”)

Medishur Ltd.
Company No. 511295263
[***], Tel Aviv
(“Medishur”)

On the third hand;

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Whereas	Mediton is a private company registered in Israel which engages, inter alia, in providing private medical services, medical and solutions advice as well as projects management in the various fields of medicine, including periodic surveys, medical examinations for organizations, occupational examinations and operation of specialist clinics; and Medishur is a private company registered in Israel, which engages, inter alia, through subcontractors, in medical examinations for insurance companies;

And whereas	as of the date of execution of this Agreement, Perluk Holdings is the beneficiary owner of 99 Ordinary Shares of NIS 1 par value each of Mediton, which constitute 99% of Mediton’s issued and outstanding share capital and voting rights, and Haim is the beneficiary owner of one Ordinary Share of NIS 1 par value of Mediton, which constitutes 1% of Mediton’s issued and outstanding share capital and voting rights;

And whereas	as of date of execution of this Agreement, Orna is the beneficiary owner of 100 ordinary shares of NIS 1 par value each of Medishur, which constitute 100% of Medishur’s issued and outstanding share capital and voting rights;

And whereas	the parties desire that, upon closing of the transaction, the Buyer will purchase from the Sellers, Mediton Sold Shares and Medishur Sold Shares (as defined below), which constitute 70% of Mediton’s issued and outstanding share capital and voting rights and 70% of Medishur’s issued and outstanding share capital and voting rights, free and clear, and to grant each other an option with respect to the remaining holdings in the Companies, and all subject to and in accordance with the provisions of this Agreement;

And whereas	the parties are desirous of recording any agreement reached between them in connection with the said transaction, subject to the terms and conditions set forth in this Agreement below.

Now therefore, it is stipulated, declared and agreed by the parties as follows:

1.	Preamble, Appendices and Interpretation

1.1	The Preamble to this Agreement and its Exhibits constitute an integral part hereof.

1.2	Section headings used herein are for convenience of reference only and shall not be used to interpret this Agreement.

1.3	The following Exhibits are attached hereto:

Exhibit No.	Description
3.1	Each Seller’s Share of the Sold Shares and the Consideration
4	Normalized EBITDA Definition
6.1.1	Registrar of Companies Records of Mediton

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6.1.2	Registrar of Companies Records of Medishur
6.1.3	Registrar of Companies Records of Mediton-Adam
6.1.5	Incorporation Documents of Mediton, Medishur and Mediton-Adam
6.2.1	Directors’ Entitlement to Compensation or any Payment for their Services as Directors and/or Termination of Office
6.2.2	Signatory rights on behalf of Mediton, Medishur and Mediton-Adam
6.3.1	Absence of Breach and Restrictions; Approvals
6.4.1(a)	Mediton’s Annual Financial Statements
6.4.1(b)	Medishur’s Annual Financial Statements
6.4.1(c)	Mediton-Adam’s Annual Financial Statements
6.4.2	Activities that Deviate the Ordinary Course of Business
6.4.3	Fulfillment of any of the Terms and Conditions set forth in Sections 6.4.3.1 to 6.4.3.5
6.4.4(a)	Mediton’s Financial Statements as of June 30, 2021
6.4.4(b)	Medishur’s Financial Statements as of June 30, 2021
6.4.4(c)	Mediton-Adam’s Financial Statements as of June 30, 2021
6.4.5	Details of the Group’s Bank Accounts, Signatory Rights and Balance as of the Business Day Immediately Prior to the Date of Execution of this Agreement
6.6.3	Claim made by tax authorities in relation to any Group’s liabilities; valid demand or claim on the part of the authorities; discussions with the authorities with respect to any report that were or should have been submitted to the authorities
6.7.1	Material Agreements of the Group
6.8.1	Contracts between the Group and the Sellers and related parties to them
6.9.2	Infringement of any Right, License or any Third Party Right
6.9.6	List of intellectual property details that require registration by law and are registered in the name of the Group
6.10(a)	Permits and Licenses of the Group

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6.10(b)	Third party right to cancel, limit or terminate the validity of the licenses
6.11.1	A list of all valid insurance policies of the Company and all insurance claims from the past five years preceding the execution date of this Agreement
6.12	Entitlement to brokerage fees or commission or any other payment from each of the Group companies in connection with the transactions underlying this Agreement
6.13.1	Any Pending Legal Proceedings
6.14.1	List of all Senior Employees of the Group
6.14.3	The 15 service providers/subcontractors of the Group who receive the highest compensation or its material service providers
11.2.2	Certificate of Accuracy of Representations
11.2.4	Copy of the resolutions of the Board of directors of the relevant Company approving the transfer of the Sold Shares from the Sellers to the Buyer
11.2.5(a)	Mediton’s Articles of Association adopted to replace its existing Articles
11.2.5(b)	Medishur’s Articles of Association adopted to replace its existing Articles
11.2.11	Shareholders Agreement
11.2.12	Amendments to Lease Agreements with Mediton and Medishur
14	Agreements with Dr. Haim Perluk and Mrs. Orna Perluk incorporating their current compensation terms with the Company
15.1	Definition of Field of Activity

2.	Definitions

2.1	In this Agreement, the following terms shall have the meaning set next to them, unless otherwise expressly stated:

“Business Day”	A day on which the two largest banks in Israel are open for business, except Fridays and holiday eves, which are not considered as business days.

“Ordinary Share(s)”	Ordinary shares of Mediton with par value of NIS 1 each (“Mediton Ordinary Shares”), and ordinary shares of Medishur with par value of NIS 1 each (“Medishur Ordinary Shares”).

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“Security”	As defined in the Companies Law, 5759-1999.

“Closing Date” or “Transaction Closing Date”	As defined in Section 11 below.

“Sold Shares”	70 Mediton Ordinary Shares (“Mediton’s Sold Shares”) which constitute 70% of Mediton’s issued and outstanding share capital and voting rights, on a fully diluted basis; and 70 Medishur Ordinary Shares (“Medishur’s Sold Shares”), which constitute 70% of Mediton’s issued and outstanding share capital and voting rights, on a fully diluted basis.

“Fundamental Representations”	The representations set forth in Section 6.1 (except subsections 6.1.4 and 6.1.10) and Section 6.6.

“Free and Clear”	Free and Clear of all liens, pledges, foreclosure, levies, debts, claims, preemptive rights, right of refusal, right of first offer, tag-along, options, anti-dilution rights, lock-up arrangements or any different or additional third party rights or claims of any kind and type, other than rights arising out of this Agreement and the Exhibits hereto.

“Company”	Each of Mediton and Medishur (collectively, the “Companies”).

“Investee Company”	Mediton-Adam Ltd., Company No. 511902835.

“Group”	Mediton, Medishur and the Investee Company.

“Fully Diluted”	The Company’s issued share capital, assuming the exercise of all convertible securities that the Company has issued or undertaken to issue, including options, warrants, debts convertible into shares, other securities convertible into shares and any other right relating to receipt of shares from the Company.

“Group’s Material Agreements”	Any agreement, arrangement or commitment, written or oral, to which the Group is a party or is bound, which satisfies at least one of the following conditions: (a) it is not in the ordinary course of business; (b) it is entered into with a material supplier; (c) it is entered into with a material customer; (d) it involves obtaining credit or financing from a financial institution; or (e) in terms of quality, the Company considers it a material agreement even if it does not meet any of the conditions (a) to (d) above.

“Material Supplier”	Supplier, subcontractor or service provider of the Group who received payments from the Group exceeding NIS [***] in the fiscal year 2020.

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“Material Customer”	Customer of the Group from whom the Group’s revenues for the fiscal year 2020 exceeded [***]% of the Group’s revenues for that year.

“CPI” or “Index”	The price index known as the “Consumer Price Index” which consists of vegetables and fruits and published by the Israeli Central Bureau of Statistics and Research, and includes such index even if published by another official body or institute, and includes any other official index that may replace it, whether or not it is based on the same data on which the existing index is based.

“Known Index”	The last Index published prior to the relevant point in time.

“Change in Control”	Holding of less than 50.01% of the voting rights in the Company and/or the rights to distribute the Company’s profits.

2.2	Terms not expressly defined in this Agreement shall have the meaning of Section 1 of the Securities Law, 5728-1968 (“Securities Law”), and if not defined therein – Section 1 of the Companies Law, 5759-1999 (“Companies Law”), and all provided the context so permits.

3.	The Transaction

3.1	(a) On the Closing Date, the Sellers shall sell Mediton Sold Shares to the Buyer in return for NIS 70 million, which reflect a company value of NIS 100 million for Mediton.

(b) On the Closing Date, the Sellers shall sell Medishur Sold Shares to the Buyer in return for NIS 14 million, which reflect a company value of NIS 20 million for Medishur.

Each Seller’s share of the Sold Shares and the consideration are specified in Exhibit 3.1 to this Agreement.

3.2	The transactions for the acquisition of Sold Shares of Mediton and Medishur by the Buyer are conditional upon each other and shall be carried out simultaneously and be subject on each other.

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4.	Sellers Put Option

4.1	From the day following the end of the third anniversary of the Transaction Closing Date to the end of the fourth anniversary of the Transaction Closing Date (”Put Option Period”), the Sellers shall have an option to obligate the Buyer to purchase all (but not part) of the Sellers’ remaining holdings in both Mediton and Medishur (but not one of them), in return for a consideration that reflects an activity value of a multiplier of [***] on the averaged normalized EBITDA (as defined in Exhibit 4 hereto) for Mediton and Medishur for the two calendar years preceding the year in which the Put Option exercise notice is given, less net financial debt or plus the financial surplus (as of the exercise notice date), as applicable, of such Companies (“Companies Value Determination Formula”). In the event of a sale of Mediton and Medishur Shares by SHL which qualifies as a Change in Control, before the end of three years from the Transaction Closing Date, then the Sellers shall, for a period of 30 days from the date of the Change in Control, have the right to exercise the Put Option (“Exercise Period Due to Change in Control”). If the Put Option is not exercised by the Sellers during the Exercise Period Due to Change in Control, the Sellers shall have the right to exercise the Put Option during the Put Option Period defined above.

4.2	The Put Option shall be exercised by written notice given by the Sellers to the Buyer (“Exercise Notice”).

4.3	In the event of exercise of the Put Option, the Buyer shall be entitled, at its sole discretion, by giving notice to the relevant Sellers within 5 Business Days from receipt of a Put Option Exercise Notice (“Buyer’s Notice”), to pay the consideration, in whole or in part, with shares of SHL Telemedicine Ltd., provided such shares are listed on the SIX stock exchange and if not listed on the SIX stock exchange, in any other major stock exchange in which the shares will be listed for trading, for purposes of the consideration, each share value will be calculated based on the closing price of the share on the date of delivery of the Buyer’s notice, less 10%.

4.4	Together with the Exercise Notice, the Sellers shall provide the Buyer, a written calculation of the consideration for the Put Option shares based on the Companies Value Determination Formula (“Seller’s Estimate of the Option Consideration”). Within 10 Business Days from the date of delivery of the Seller’s Estimate of the Option Consideration by the Sellers above, the Buyer shall notify the Sellers that the Buyer: (a) accepts the Sellers’ calculation of the consideration for the Put Option shares (“Calculation Acceptance Notice”); or (b) does not accept the calculation and shall provide the Seller with a different calculation on its behalf.

4.5	If any dispute arise between the Seller and the Buyer with respect to the method of calculating the consideration for the Put Option shares, the parties shall do everything in their power to reach agreement within additional 5 Business Days, and if they fail to reach agreement within such period, they shall submit their disputes for resolution by Ilan Birnfeld, and if Ilan Birnfeld is not available, Israel Nakel (the “Arbitrator”) shall be appointed to resolve the dispute.

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4.6	The transaction shall be executed within 30 days of delivery of the Calculation Acceptance Notice or the Arbitrator’s resolution, as the case may be. Upon execution of the transaction, the Sellers shall provide signed statements containing representations made to the Buyer as stated in Sections 6.1.8, 6.3.1 and 6.3.3 below, mutatis mutandis.

5.	Buyer’s Call Option

From the end of the Put Option Period under Section 4.1 above until the end of the subsequent year, the Buyer shall have the right to oblige the Sellers to sell to the Buyer all (but not part) of the Sellers’ remaining holdings in both Mediton and Medishur (but not one of them), in return for the higher of: (1) a consideration determined based on the Companies Value Determination Formula; or (2) a consideration that reflects a share price derived from companies value of NIS [***] as of the Closing Date, with such amount being linked to the Consumer Price Index (“Index” or “CPI”) from the Transaction Closing Date to the date of exercise of the Call Option, in accordance with the change in the Known Index on the Transaction Closing Date to the Known Index on the date of exercise of the Call Option, less all (100%) dividends amounts distributed by the Companies to their shareholders from the Transaction Closing Date to the date of exercise of the Call Option, with each dividend amount will be calculated as index-linked from the date of actual payment thereof to the date of exercise of the Call Option. It should be clarified that the above linkage mechanism shall only apply in the case of an increase in the CPI and no indexation shall apply if the Known Index on the date of exercise of the Call Option is lower than the Known Index on the transaction Closing date or the dividend distribution date, as the case may be.

The option shall be exercised by written notice given by the Buyer to the Sellers (“Exercise Notice”) and the provisions of Sections 4.4 to 4.6 shall apply, mutatis mutandis.

6.	Sellers’ Representations and Warranties

The Sellers hereby represent and warrant to the Buyer, jointly and severally, as follows:

6.1	Mediton and Medishur, Incorporation Documents, Share Capital of Mediton and Medishur, the Sold Shares; Holdings

6.1.1	Mediton is a private limited company registered in Israel, limited by shares, formed on December 24, 1993 and its registration number with the Registrar of Companies is 511900888. Metidon’s records with the Registrar of Companies as appearing in the Registrar’s printout of Mediton information attached hereto as Exhibit 6.1.1 are complete, correct and accurate and contain no “misleading information”.

6.1.2	Medishur is a private limited company registered in Israel, limited by shares, formed on May 5, 1988 and its registration number with the Registrar of Companies is 511295263. Medishur’s records with the Registrar of Companies as appearing in the Registrar’s printout of Medishur information attached hereto as Exhibit 6.1.2 are complete, correct and accurate and contain no “misleading information”.

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6.1.3	Mediton - Adam Ltd. (“Adam”) is a private limited company registered in Israel, limited by shares and fully (100%) owned by Mediton, with Adam’s shares held by Mediton being Free and Clear. Adam’s records with the Registrar of Companies as appearing in the Registrar’s printout of Mediton information attached hereto as Exhibit 6.1.3 are complete, correct and accurate and contain no “misleading information”.

Driving One Hundred - Institute for Emergency Diagnosis and Training Ltd., Company No. 512991241, is a company fully owned by Mediton, which has not been operating since December 31, 2018, and has no any assets or liabilities.

6.1.4	The Group has full power and authority to own its assets and operate them, conduct its business in the same manner they are being conducted. Each of the Group companies is registered as an active company, and no actions or proceedings for deletion, winding up, liquidation, dissolution, receivership or other actions have been brought, and to the best knowledge of the Sellers there is no intention or threat to bring such actions or proceedings, against any of the Group’s companies. To the best knowledge of the Sellers, there is no impediment that may prevents the Group from conducting its business also after the Closing Date in the same manner they have been conducted so far.

6.1.5	Documents of Incorporation. True and accurate copies as of the date of execution of the documents of incorporation of Mediton, Medishur and the Investee Company are attached hereto as Exhibit 6.1.5.

6.1.6	Capital. The authorized capital, the issued capital and the identity of the shareholders of each of Mediton, Medishur and the Investee Company are set out in the relevant Registrar’s printout of these companies attached hereto. All Ordinary Shares of each Company are of equal status and equal rights, including with respect to voting rights, the right to participate in the Company’s profit and the right to participate in the distribution of the surplus assets of the Company in the event of liquidation.

6.1.7	Additional Representations on Capital

a.	As of the date of execution of this Agreement, with the exception of the Ordinary Shares, the Company’s capital does not include additional securities (other than management shares in Medishur’s authorized capital which have never been issued), the Company has not granted options or rights or taken loans convertible into Ordinary Shares or other securities of the Company, and neither the Company nor anyone acting on its behalf has undertaken to issue or complete an issue of Ordinary Shares or other securities of the Company to its shareholders or any other third party (whether or not the proceeds from such issue have already been transferred to the Company).

b.	As of the date of execution of this Agreement, with the exception of the Ordinary Shares, the Investee Company capital does not include additional securities, the Investee Company has not granted options or rights or taken loans convertible into Ordinary Shares or other securities, and neither the Investee Company nor anyone acting on its behalf has undertaken to issue or complete an issue of Ordinary Shares or other securities of the Investee Company to its shareholders or any other third party (whether or not the proceeds from such issue have already been transferred).

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6.1.8	Each Seller is the beneficial owner of the Sold Shares held by it as set out in Exhibit 3.1 hereto, the said Shares have been fully paid up, and is entitled to exercise all powers and rights conferred by such Shares, no person or entity has been granted an option or right to purchase such Shares, in whole or in part, and none of the Sellers has undertaken to grant such option or right, and no person or entity has any right of first refusal, bring-along right or any other right with respect the Shares, all or part; and subject to the provisions of this Section below, these Shares are Free and Clear and shall be transferred to the Buyer on the Closing Date Free and Clear.

6.1.9	Sold Shares. The Sold Shares constitute as of the Closing Date 70% of Mediton’s issued and outstanding share capital and voting rights and 70% of Medishur’s issued and outstanding share capital and voting rights, on a Fully Diluted basis, and are validly issued and fully paid up.

6.1.10	Holdings. Except for the holdings in the Investee Company (and the holdings in Driving One Hundred - Institute for Emergency Diagnosis and Training Ltd., a non-active company), the Company does not own either directly or indirectly any shares or securities of any company, partnership, limited partnership, joint venture or any other legal entity and does not have any right to be the holder of such shares or securities, and has not entered into any agreement in connection with the all of the foregoing.

6.1.11	The capital note referred to in Adam’s Financial Statements was issued to Mediton.

6.2	Directors of Mediton and Medishur; Signatory Rights

6.2.1	Haim serves as the sole director of Mediton; and Orna serves as the sole director of Medishur. All directors of the Company have been duly appointed in accordance with the articles of association of the relevant Company. Except as provided for in Exhibit 6.2.1 hereto, no director of the Company is entitled to any compensation or payment for his services as director and/or for termination of office. No person has the right to serve as a director of the Company and/or his term of office will not be terminated, generally or subject to any conditions. The Company has no obligation to appoint any person to serve as a director.

The directors of the Investee Company are listed in the Registrar printouts of such Companies (Exhibit 6.1.3 hereto).

6.2.2	The signatory rights on behalf of Mediton, Medishur and the Investee Company are set forth in Exhibit 6.2.2 hereto.

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6.3	Absence of Violation and Restrictions; Approvals

6.3.1	Subject to satisfaction of the conditions precedent, the execution and performance of this Agreement by the Company and the Sellers are not in violation of the law, the documents of incorporation of Mediton or Medishur or the Investee Company or any other agreement to which the Sellers or the Group are a party; subject to satisfaction of the conditions precedent and except as provided for in Exhibit 6.3.1 hereto, there is no restriction, prohibition, impediment, nor any requirement for approval or consent, by law or agreement, as the case may be, for the Company and the Sellers to enter into and execute this Agreement and they are not subject to any consent, approval, order, license, authorization or declaration by any person or entity, including a government authority, or filing an application with a government authority, or giving notice to any third party.

6.3.2	The entering into of this Agreement or the performance thereof shall not result in any material damage to the Group, and to the best knowledge of the Sellers, shall not lead to termination or cancellation of agreements to which the Group is a party, or result in a demand for immediate repayment of credits provided to the Group by financial institutions, or render the terms of such credit less favorable.

6.3.3	The entering into of this Agreement by Perluk Holdings, Mediton and Medishur and the performance of their obligations hereunder have been approved by their competent bodies until the date of execution hereof, and that upon signing this Agreement, this Agreement shall become effective and binding and shall constitute valid and binding obligations towards the Buyer and be legally enforceable by the Buyer in accordance with its terms.

6.4	Financial Statements and Financial Position

6.4.1	True copies of the audited annual financial statements of Mediton as of December 31, 2020 and December 31, 2019 (hereinafter: “Mediton Annual Financial Statements”) are attached hereto as Exhibit 6.4.1(a); true copies of the audited annual financial statements of Medishur as of December 31, 2020 and December 31, 2019 (hereinafter: “Medishur Annual Financial Statements”) are attached hereto as Exhibit 6.4.1(b); true copies of the audited annual financial statements of Adam as of December 31, 2020 and December 31, 2019 (hereinafter: “Adam Annual Financial Statements” and together with Mediton Annual Financial Statements and Medishur Annual Financial Statements the “Financial Statements”) are attached hereto as Exhibit 6.4.1(c). The said annual Financial Statements of each Company faithfully reflect, in accordance with the Israeli Generally Accepted Accounting Principles (“Israeli GAAP”) (in cash-based financial statements) the condition of the Company, its assets and liabilities as of the dates stated therein and the results of its operations for the periods to which they relate, and have been prepared in accordance with Israeli generally acceptable accounting principles, with the exception of provisions for employer-employee relationship, which have been prepared based on the provisions required under IFRS.

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6.4.2	Except as provided in Exhibit 6.4.2, from December 31, 2020 through the date of execution of this Agreement, there have been no transactions that deviate from the ordinary course of business, nor has there occurred any event that had or may have, either alone or along with other events, a material adverse effect on the financial position of the Group, its assets, liabilities or income.

As of the Transaction Closing Date, the Company will not have a dividend that has been declared but has not yet been actually distributed.

6.4.3	Except as provided for in Exhibit 6.4.3 and the Financial Statements, since December 31, 2020:

6.4.3.1	No damage or loss has occurred which had a material adverse effect on the Group’s assets, condition or operating or business results.

6.4.3.2	Except in the ordinary course of business, the Group has not waived any material right available to it or any material debt to which it is entitled.

6.4.3.3	The Group has not discharged any lien, claim, payment or liability, except in the ordinary course of business, and which is not, individually or cumulatively is material to its assets, condition, including financial, or its operating or business results of the Group.

6.4.3.4	There has been no sale, transfer or lease of material asset of the Group’s assets, except in the ordinary course of business.

6.4.3.5	No other event has occurred which may materially adversely affect the assets, condition or operating or business results of the Group, on a consolidated basis.

6.4.4	True copy of Mediton’s reviewed Financial Statements as of June 30, 2021, prepared on a cumulative basis, is attached hereto as Exhibit 6.4.4(a); a true copy of Medishur’s reviewed Financial Statements as of June 30, 2021, prepared on a cumulative basis, is attached hereto as Exhibit 6.4.4(b); copy of Adam’s reviewed Financial Statements as of June 30, 2021, prepared on a cumulative basis, is attached hereto as Exhibit 6.4.4(c). The Financial Statements referred to above of each Company faithfully reflect, in accordance with the Israeli GAAP, the condition of each Company, its assets and liabilities as of the dates stated therein and the results of its operations for the periods to which they relate, and have been prepared in accordance with Israeli generally acceptable accounting principles, with the exception of provisions for employer-employee relationship, which have been prepared based on the provisions required under IFRS.

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6.4.5	Details of all types of bank accounts of the Group, signatory rights and balances as of the business day preceding the execution date of this Agreement, are provided in Exhibit 6.4.5 hereto.

6.4.6	As of the Transaction Closing Date: (1) the Group shall have no debts to banking corporations and/or other financial institutions, other than credit balances arising from the Group’s ordinary course of business; (2) each of Mediton and Medishur shall have net working capital as set forth in Section 8.1.3 below; and (3) each of Mediton and Medishur have set aside provisions for employer-employee relationship that comply with the provisions as required under IFRS rules.

6.5	Liens

The Group’s assets of any kind and type whatsoever (whether or not fixed assets), of any kind and type, are Free and Clear.

6.6	Taxes and Payments

6.6.1	The Group has paid all taxes to which it is liable and which have become due and payable, including but without derogating form the generality of the foregoing, taxes, social security and other mandatory payments related to its employees and/or service providers to the Group, including tax withholding at source in respect of payments to the Group’s overseas suppliers at the rate prescribed by the relevant law, and not including amounts for which: (a) provisions have been made in the Financial Statements of the relevant Company as required under Israeli GAAP; or (b) no provisions are required to be made in the Financial Statements under Israeli GAAP.

6.6.2	The Group has duly filed the relevant tax authorities (“Authorities”) all reports that are required to be filed for tax periods preceding the execution date of this Agreement, and has complied with all disclosure and reporting obligations to the Authorities as required by law. Tax reports filed by the Group have been prepared in accordance with the provisions of the law.

6.6.1	Except as provided for in Exhibit 6.6.3 hereto, the Group and/or the Sellers are not aware of a claim by the Tax Authorities in connection with any Group’s tax liability; there is no valid demand or claim on the part of the Authorities, and no discussions are held with them with respect to any report that the Group has filed or should have filed to the Tax Authorities. The Group and/or the Sellers are not aware of any audit and/or investigation currently taking place by the Tax Authorities.

6.6.2	The Group has final assessments until 2015.

6.7	Agreements by which the Group is Bound; Third Party Rights

6.7.1	All material agreements of the Group are listed in Exhibit 6.7.1 hereto. Prior to the execution date of this Agreement, the Sellers have provided to the Buyer true and accurate copies of all material agreements of the Group and/or summary of the material contractual terms of all material verbal agreements entered into by the Group.

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6.7.2	All material agreements of the Group, whether verbal or written, are in force and bind the Group for all intends and purposes (and, to the best knowledge of the Sellers, the other parties thereto). The Group is in compliance with all material terms and conditions of such agreements and, to the best knowledge of the Sellers, the other parties to such material agreements are also in compliance with all material terms and conditions thereof, and the Group and/or anyone acting on its behalf has not received written notice by the parties of those agreements or anyone on their behalf in connection with a material change or planned termination of any of these agreements, or advance notice or notice, in writing, of a breach or future breach of such terms and conditions. The Group and/or anyone acting on its behalf has not given any of the other parties to those agreements a notice in connection with the termination of the agreement, or advance notice or notice of a breach or future breach of such terms and conditions. The Sellers have not received written notice of any grounds for breach or grounds for cancellation or termination of such agreements, from the Group and/or the other parties to those agreements.

6.8	Agreements between the Group and the Sellers and their Related Parties

6.8.1	Except as provided for in Exhibit 6.8.1 hereto, there are no transactions, agreements, understandings, arrangements or agreements of any type and kind whatsoever, written or oral, including owner loans, between the Group and the Sellers and/or other interested parties of the Group and/or any company controlled by them or controlling them, including entities controlled by the Group, or their Relative (as defined in the Companies Law) (hereinafter: “Related Person or Entity”).

6.8.2	The Group does not owe to the Sellers and/or any Related Person or Entity of the Sellers, whether as a shareholder of the Group, whether as an employee or officer of the Group or in any other way, any amounts, nor does it have any other obligations of any kind, direct or indirect to any such Person or Entity, except in the ordinary course of business, pursuant to the agreements listed in Exhibit 6.8.1 hereto.

6.8.3	The Sellers and/or any Related Person or Entity of the Sellers do not owe to the Group, whether as shareholders of the Group, whether as employees or officers of the Group or in any other way, any amounts.

6.8.4	Subject to what is due to the Sellers in the ordinary course of business and as set forth in this Section above, the Sellers have no claim and/or demand of any type and kind whatsoever against the Group.

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6.9	Knowledge and Intellectual Property

6.9.1	The intellectual property required to conduct the Company’s business is the sole property of the Company or lawfully used by it (hereinafter, collectively, “Intellectual Property”).

6.9.2	Except as set out in Exhibit 6.9.2 hereto, to the best knowledge of the Sellers, the use by the Group of the Intellectual Property does not infringe any right, license or right of any third party, including but without derogating from the generality of the foregoing, the Group’s consultants or contractors (currently or in the past), its current and past employees and past employers of the Group’s current and past employees.

6.9.3	Except in the ordinary course of business and to the best knowledge of the Sellers, the Group is not obliged to pay any amount by way of royalties, fees or other similar payments to any owner or authorized person under license for any patent, trademark, service mark, trade name, copyright or other intangible property or right, in respect of the use thereof.

6.9.4	The Group has taken reasonable precautions acceptable in the industry where it operates in order to protect the Intellectual Property owned by the Group, respectively, and the confidential information in its possession.

6.9.5	The Group has not received any written notice from a third party claiming that the Group has infringed any patent, trademark, service mark, copyright or trade secret of any other person or entity, and to the best knowledge of the Sellers, there are no circumstances that may result in such notice being given.

6.9.6	A list of items of Intellectual Property which require statutory registration and which are registered in the name of the Group, is attached hereto as Exhibit 6.9.6.

6.10	Licenses, Approvals and Permits

The Group possesses all licenses, permits and approvals (“Licenses”) necessary for conducting its business in accordance with the law. Without derogating from the generality of the foregoing, all such permits and Licenses are listed in Exhibit 6.10(a) hereto, and are in full force and effect, and the Group is in compliance with all material terms and conditions thereof, and neither the Sellers nor the Group is aware of any condition for their continued validity or any circumstances that may result in the suspension, revocation, limitation, restriction or non-renewal of any such License. Without derogating from the generality of the foregoing, except as provided in Exhibit 6.10(b) hereto, the transfer of the Sold Shares to the Buyer pursuant to this Agreement shall not confer on third party the right to revoke, limit or terminate the validity of such Licenses. Each one of the Group Companies is registered in any register maintained under the law as required by its operations. The business of each of the Group Companies has been and is conducted in accordance with the terms and conditions of the Licenses and the law, and the Sellers and/or any of the Group Companies are not aware of any complaint or investigation or examination on the part of any Authority in connection with a breach or failure to meet the terms of any of the Licenses or the law.

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6.11	Insurance

6.11.1	Exhibit 6.11.1 hereto contains a list of all insurance policies of the Company in force (specifying the type of insurance, the coverage amount and period) and all insurance claims made during the five years preceding the date of execution of this Agreement. All material Company’s assets (whether tangible, intangible or real property) owned or leased are insured under the insurance policies issued by reputable insurance companies. To the best knowledge of the Sellers, each insurance policy: (a) is valid and enforceable in accordance with its terms; (b) shall remain valid and enforceable in accordance with its terms after the Closing Date; (c) none of the Group Companies has breached the terms and conditions of the policy and no event has occurred which, with advance notice or the lapse of time, would constitute a breach of such policy or give rise to any right to terminate, modify or accelerate any rights under said policy; and (d) neither party has sought termination or modification of the policy, in whole or in part.

6.11.2	None of the Group Companies is a party to a proceeding and no demand and/or claim has been made by or against it in connection with an insurance event, and neither is involved in any tort claim that is not covered under an insurance policy maintained by the relevant Company, and no insurance company has informed any of the Group Companies that it would not cover an insurance claim arising from a breach on the part of the relevant Company or for any other reason, or that it refuses to insure the relevant Company or its assets.

6.12	Brokerage

Except as provided for in Exhibit 6.12 hereto, no intermediary, agent, broker, investment banker or any other person or entity, whether or not employed by any of the Group Companies, who is and/or shall be entitled to a brokerage fee and/or commission and/or any other payment from any of the Group Companies in respect of the transactions contemplated hereunder.

6.13	Legal Proceedings

6.13.1	Except as provided for in Exhibit 6.13.1 hereto, there are no pending legal proceedings (including arbitration proceedings), civil or criminal to which the Group or any of its officers in their capacity as such is a party (whether as plaintiffs, defendants or otherwise), and the Group has not received any written notice of claims or demands against any of them and/or any other person acting on behalf of the Group, or of the possibility of filing such legal proceedings, and neither of them is aware of grounds for filing such claim or demand.

6.13.2	There has been no judgment, arbitration award, judicial and/or administrative decision, of any kind whatsoever against the Group and/or its officers (in their capacity as such), which have not yet been fully executed.

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6.13.3	Without derogating from the generality of the foregoing, no petition for winding-up or appointment of receiver has been filed against the Group; The Group has not initiated any proceeding related to creditor settlement; and not initiated proceeding for the appointment of a receiver over any portion of the Group’s assets; no creditor has exercised a lien or pledge against its assets, and no foreclosure or enforcement proceedings have been initiated against any of its assets.

6.14	Employees and Subcontractors

6.14.1	Exhibit 6.14.1 hereto contains a complete and accurate list of all executive employees of the Group (“Group’s Executives”), which includes each employee’s name, title, commencement date of employment, gross monthly salary, fixed payments, commissions, grants and bonuses, accrued vacation days, termination of employment bonuses (other than statutory payments) and employee cost for July 2021, as of the execution date of this Agreement. Other than the payments set out in the said Exhibit, the Group’s Executives are not entitled to any other payments from the Group. Except for the fixed payments and commissions set forth in Exhibit 6.14.1 hereto, the Group’s Executives are not entitled to any other payment which, to the best knowledge of the Sellers, is included as part of the effective salary for social benefits. The Group has not received written notice of the Group Executives’ intention to terminate his employment with the Group, and as of the execution date of this Agreement, the Group has no intention to terminate the employment of any such Group Executives, other than staffing positions in the ordinary course of business.

6.14.2	The Group has entered into contracts with service providers, consultants, freelancers, self-employed contractors, and subcontractors involved in the business operations (hereinafter: “Service Providers”). There is no material liability, except current debts in the ordinary course of business and/or financial or liability included in the Financial Statements of the Company, whether financial or otherwise, of the Group in respect of the Company’s contracts with the Service Providers. the Group complies with all the material provisions of its contracts with the Service Providers and the Service Provides are not entitled to receive from the Company any rights or benefits under labor laws.

6.14.3	The fifteen Service Providers/subcontractors who received the highest compensation from the Group and/or the Group’s material Service Providers (“Material Service Providers”) in 2020 are listed in Exhibit 6.14.3 hereto. Said Exhibit includes the initials of the Service Provider, the type of service, the contract commencement date, and the total compensation paid to the Service Provider in 2020 and the first half of 2021. Except for the stated in the said Exhibit, Material Service Providers are not entitled to other payments from the Group. The Group has not received written notice of a Material Service Provider’s intention to terminate its engagement with the Group, and as of the execution date of this Agreement, the Group has no intention to terminate the engagement of any of its Material Service Providers. To the knowledge of the Sellers, it does not apply to any of the Material Service Providers a legal or contractual impediment to contract with the Company and provide it with its services.

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6.14.4	Except as provided for in Exhibit 6.14.4 hereto, the Group has complied and complies in all material respect with the requirements of the law relating to its employees and Service Providers, their agreements with the Group, the terms of their agreements, and the compensation for their services, including the salaries of its employees, and its material liabilities to the employees and Service Providers of the Group. The amounts due to the Group’s employees (including for accumulated vacation days, convalescence pay and completion of severance pay) or which the Company is required to place on deposit with third parties in connection with their employment, whether by law, agreement or practice, have been paid or deposited in full, or, if relevant, set aside in full in the Financial Statements, on their due dates, as required under the accounting rules applicable to the relevant Company. To the best knowledge of the Sellers, in the past seven years the Group has been paying its past employees all amounts to which they are entitled by law for their employment with the relevant Company and/or for their termination of employment, and the Group has no debts to past employees.

6.14.5	The Group is not a member of any employer organization nor it is subject to any collective agreements of any kind and expansion orders, other than expansion orders that apply to all employees in the economy. The working relationship in the Group is normal and there was no collective labor dispute in the Group, strike, sanctions, general work slowdown and/or general work stoppage. No written requirements were submitted to the Group indicating the organization of workers in the Group.

6.14.6	The Group has no liabilities to its employees or Service Providers, present and past, to grant them any special payment or any other benefit from the Group in connection with the closing of the Transaction hereunder, or in respect of any future change in their current terms of employment.

6.15	Privacy and Databases

The Group acts in all material respect in accordance with the Israeli Privacy laws, to the extent applicable to it, including the Privacy Protection Law, 5741-1981, the regulations promulgated thereunder (including the Privacy Protection Regulations (Data Security), 5767-2017, and the guidelines of the Privacy Protection Authority at the Ministry of Justice.

The Group has registered with the Privacy Protection Authority all databases that require registration under the Privacy Protection Law, 5741-1981, and the Group has not used any database other than those owned or leased by the Group under the law.

During the five (5) years preceding the date of execution of this Agreement, no claim has been filed against the Group nor has the Group received any written notice of any inquiry, investigation or enforcement action being initiated by the Privacy Protection Authority, and the Group has not received any written notice of intent to file a claim or initiate such inquiry, investigation or enforcement action, against the Group and/or anyone acting on its behalf in connection with a violation of the Privacy Protection Law, 5741-1981 and the regulations promulgated thereunder. To the best knowledge of the Sellers, in the five (5) years preceding the execution date of this Agreement, the Group has not suffered any Serious Security Incident (as this term is defined in the Privacy Protection Regulations (Data Security), 5767-2017).

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6.16	Compliance with Obligations and Binding Provisions

To the best knowledge of the Sellers, except as provided in this Agreement and its Exhibits, and Exhibit 6.16, the Group is no in violation in any material respect of any applicable statute, law, regulation or directive of a competent authority, or court ruling or decision applicable to them, and neither the Group and/or the Sellers are aware of any claim with respect to such violation.

6.17	The Sellers are aware that the Buyer intends to obtain, directly or indirectly, for the Transaction (including in a case of exercise of options) financing from financial entities, and the Sellers shall provide the Buyer with reasonable assistance, if necessary, with explanations and information at the reasonable request of the Buyer.

6.18	Full Disclosure

The representations made by the Sellers do not include a “misleading detail”.

6.19	For purposes of Section 6 above, the expression “To the best knowledge of the Sellers” shall mean the actual knowledge of any of the Sellers, Mediton’s CEO or Mediton’s VP.

7.	Buyer’s Representations and Warranties

The Buyer hereby represents and warrants to the Sellers as follows, knowing that the Sellers are entering this Agreement based on these certifications and representations, but without prejudice to the Sellers’ representations in Section 6 above:

7.1	The Buyer is a public company incorporated in Israel, limited by shares, with Registration No. 511149874, whose shares are listed on the Six Swiss Exchange under the Ticker Symbol “SHLTN”. The Buyer is registered as an active company, and no actions or proceedings have been initiated or threatened, and there is no intention to initiate any actions or proceedings relating to its winding-up, liquidation, receivership or similar actions involving to the Buyer,

7.2	The Buyer has the financial ability and financial means to meet its obligations under the provisions of this Agreement.

7.3	Subject to satisfaction of the conditions precedent, the execution and performance of this Agreement by the Buyer are not in violation of the law or the Buyer’s documents of incorporation and any other agreement to which the Buyer and/or anyone on its behalf is a party; there is no restriction, prohibition, impediment, nor any requirement for approval or consent, whether by law or agreement or any other way, on or for, as the case may be, for the delivery and execution by the Buyer and the delivery and execution of this Agreement by the Buyer do not require any consent, approval, order, license, authorization or declaration by any person or entity, including a government authority, or filing an application with a government authority, or giving notice to any third party, other than the approval by law of its competent bodies.

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7.4	The execution of this Agreement by the Buyer and the performance of its obligations hereunder have been duly approved by its competent bodies. This Agreement shall become effective and binding upon execution hereof and shall constitute valid and binding obligations on the Buyer towards the Sellers and be legally enforceable by each of the Sellers against the Buyer in accordance with its terms.

7.5	The Buyer certifies that, prior to executing this Agreement, it was given the opportunity to conduct a business, legal, and accounting due diligence of the Company’s business and operations, based on the information provided to it by the Company. The Buyer was also given the opportunity to receive any information and examine and review all documents provided to Buyer upon its request. Nothing in the foregoing shall prejudice the liability of the Sellers for the representations made by them in Section 6 above (and subject to the indemnification restrictions set forth in Section 13 below).

8.	Conditions Precedent

8.1	Completion of the Transaction underlying this Agreement is conditional upon and subject to fulfillment of all conditions set forth below:

8.1.1	All representations and warranties made by the Sellers specified in Section 6 above shall be true and accurate as of the date of execution of this Agreement (except for representations specifically referring to an earlier date than the execution date, which shall be true and accurate as of the date on which when made), and all representations and warranties made by the Sellers specified in Section 6 above shall be true as of the Transaction Closing Date, except for changes arising from provisions of this Agreement or in the ordinary course of the Company’s business.

8.1.2	As of the Transaction Closing Date, the Company shall have no debts to banking corporations and/or other financing entities, excluding credit balances arising from the ordinary course of the Group’s business.

8.1.3	As of the Transaction Closing Date, each of Mediton and Medishur shall have net working capital sufficient to meet their needs of the ongoing operations (of both Companies), not less than NIS [***], so that the Company does not need to obtain any credit and/or cash injection from any of its shareholders.

8.1.4	Receipt of approval for the Transaction from [***].

The Buyer may, at its sole discretion, waive any of the conditions precedent set forth above.

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8.2	The parties shall make their utmost efforts to ensure that the conditions precedent for the Closing of the Transaction are fulfilled and the Agreement is performed, in cooperation between them. The parties shall not do any act or omission, nor will they cause any act or omission, that would prejudice their obligations under this Agreement, or that would or might frustrate its performance. If the conditions precedent are not fulfilled within the end of 45 days from the execution of this Agreement (“Closing Deadline”), and the Sellers and the Buyer do not agree in writing to extend the Closing Deadline, this Agreement shall become null and void for all purposes, and the parties and/or anyone acting on their behalf shall have no claim and/or demand against each other in connection with the termination of this Agreement and/or the non-fulfillment of the conditions precedent, however, nothing in the foregoing shall prejudice any other right or remedy under this Agreement or any law available to the parties hereunder for breach of a provision of the provisions of this Agreement (if and to the extent that it is breached).

9.	Interim Period

The Sellers, Mediton and Medishur undertake to the Buyer that during the period from the date of execution of this Agreement to the Transaction Closing Date (“Interim Period”), the Group’s operations shall be conducted in the same ordinary course of business and in a manner consistent with past practice, without materially affecting or diminishing its assets (other than payment of dividends and payment of debit and credit balances, and provided that as of the Closing Date there will be an amount equal to the net working capital stated in Section 8.1.3 to this Agreement). Without derogating from the generality of the foregoing, the Sellers, Mediton and Medishur shall cause the Group not to take the following actions, unless with the prior written approval of the Buyer or in accordance with the provisions of this Agreement: (a) any transaction (including transfer, sale, acquisition or allocation) in the Ordinary Shares or other securities of the Group, or an undertaking to enter into such transaction; (b) an offering of rights to purchase any securities of the Group; (c) any change to the incorporation documents of the Group; (d) transactions outside the ordinary course of business of the Group, including transactions involving an investment or acquisition of interests in corporations or acquisition of business (Asset Transactions); (e) transactions that are not on market terms of the Group or that may materially affect the profitability of the relevant Company, its assets or liabilities, or executing of transactions with related parties, other than existing transactions with related parties on the same terms and conditions as prior to the execution of the Term Sheet entered into by the parties on July 14, 2021; (f) sale or transfer of all assets or interests of the Group or a substantial part thereof; (g) transaction in which any of the Sellers or officers of the Group, their interested parties, their relatives or companies under their control have, either directly or indirectly, a “personal interest” other than payment of salaries to the Group’s officers, in the same manner as prior to the execution of this Agreement, and excluding existing transactions with related parties on the same terms and conditions as prior to the execution of the Term Sheet entered into by the parties on July 14, 2021, and as set forth in Exhibit 6.8.1 hereto.

10.	Buyer’s Right to Terminate the Agreement during the Interim Period

Without prejudice to any other right or remedy available to the Buyer under any law or this Agreement, upon the occurrence of any of the following events, the Buyer shall be entitled to immediately terminate the Agreement, by giving written notice to the Sellers:

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10.1	If a temporary or permanent receiver and/or temporary liquidator and/or liquidator and/or trustee is appointed for Mediton, Medishur or the Investee Company or to any of the Sellers or a liquidation order and/or receivership order and/or stay of proceedings order is issued against Mediton, Medishur or the Investee Company or any of the Sellers and/or if an attachment is imposed on any material asset of Mediton, Medishur or the Investee Company or any of the Sellers, and/or if a petition is filed for the appointment of such officials or the performance of such actions, provided that such appointment, order, attachment or petition is not removed within 60 days.

10.2	If Mediton, Medishur or the Investee Company initiates merger proceedings under Chapter 8 of the Companies Law, or an arrangement or compromise under Section 350 of the Companies Law and/or a debt settlement in accordance with Part J of the Insolvency and Economic Rehabilitation Law, 5778-2018, or restructuring and/or merger proceedings in accordance with Section 351 of the Companies Law.

10.3	If any of the actions listed in Section 9 above are taken without obtaining the prior written approval of the Buyer, and without such failure being cured within 10 days of receipt of notice from the Buyer.

11.	Transaction Closing Date

11.1	The following actions shall be performed at the offices of Goldfarb Seligman & Co, 98 Yigal Alon St., Tel Aviv, on August 31, 2021, 10:00 AM, after fulfillment of all necessary conditions precedent set forth in Section 8 above, or on such other date or place as the parties shall agree (“Transaction Closing Date” or “Closing Date” or “Closing of the Transaction”).

11.2	Upon Closing of the Transaction, the following actions shall be performed. All actions performed on the Transaction Closing Date shall be deemed to have been performed simultaneously, and no single action shall be deemed to have been completed and no single document shall be deemed to have been delivered, until all such actions have been completed and all required documents delivered:

11.2.1	Proper certificates certifying that the conditions precedent set out in Sections 8.1.2 and 8.1.3 above have been satisfied.

11.2.2	The Sellers shall provide the Buyer with a certificate certifying that the representations and warrantees made by them in Section 6 above are true and correct as of the Transaction Closing Date, in the form attached as Exhibit 11.2.2 hereto.

11.2.3	The Buyer and each of the Sellers shall execute a Share Transfer Deed in favor of the Buyer for each Seller’s share of the Sold Shares (in accordance with Exhibit 3.1 hereto).

11.2.4	Each of Mediton and Medishur shall provide the Buyer with copies of the resolutions of the Board of directors of the relevant Company, approving the transfer of the Sold Shares from the Sellers to the Buyer, in the form attached as Exhibit 11.2.4 hereto.

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11.2.5	Each of Mediton and Medishur shall provide the Buyer with copies of the written resolutions passed by all shareholders of the relevant Company, approving the replacement of Mediton’s exiting Articles of Association with Articles in the form attached as Exhibit 11.2.5(a) hereto, and the replacement of Medishur’s exiting Articles of Association with Articles in the form attached as Exhibit 11.2.5(b) hereto, which shall reflect the provisions of the Shareholders Agreement between the parties referred to in Section 11.2.11 below.

11.2.6	The Buyer shall pay to each of the Sellers its share of the consideration as set forth in Exhibit 3.1 hereto, by means of a bank transfer to the bank account whose details shall be provided in writing to the Buyer by each Seller at least one Business Day prior to the Transaction Closing Date defined in Section 3.1 above.

11.2.7	Mediton and Medishur shall furnish the Buyer with share certificates duly made and executed in the name of the Buyer in respect of the Sold Shares.

11.2.8	Each of Mediton and Medishur shall register the Sold Shares in the register of shareholders of the relevant Company in the name of the Buyer, and shall provide the Buyer with a copy of the register of shareholders as of the Transaction Closing Date, duly signed by the respective Chairman of the Boards of Directors of Mediton and Medishur.

11.2.9	The Buyer shall appoint up to three directors for each of Mediton, Medishur and the Investee Company, so that thereafter the Board of Directors of each Company shall consist of one director appointed by the Sellers and up to three directors appointed by the Buyer.

11.2.10	Necessary filings with the Registrar of Companies in respect of the transfer of the Sold Shares to the Buyer, the replacement of the Articles of Association and the appointment of the new directors, shall be signed. The filings will be submitted for registration with the Registrar of Companies immediately after the Closing Date.

11.2.11	The Sellers and the Buyer shall execute a shareholders agreement in the form attached as Exhibit 11.2.11 hereto (“Shareholders Agreement”).

11.2.12	T.A.T.A Properties Ltd. shall confirm its consent to amend its lease agreements with Mediton and Medishur in the form attached s Exhibit 11.2.12 hereto.

11.2.13	The parties shall execute all documents necessary, to the extent necessary, to give effect to the transactions contemplated hereunder and to obtain any necessary approval for this purpose, and shall take any other action necessary to fully perform this Agreement.

12.	Waiver

Each of the Sellers hereby irrevocably waives as of the Closing Date and subject to the completion of the Transaction underlying this Agreement on the Closing Date, any claim or demand, of any kind and type, insofar as it exists towards the Group, for the period preceding the Closing Date, other than: in relation to Orna – in the matter of retirement compensation and ongoing matters arising from her capacity as Company employee (including salary, convalescence, etc.); and in relation to Haim – in the matter of current management fees for the period up to the Closing Date.

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13.	Indemnification

13.1	Subject to Sections 13.2 to 13.5 below, the Sellers undertake, jointly and severally to indemnify the Buyer (including its officers, partners, consultants and employees, as the case may be), for any damage and/or liability and/or loss and/or expense (including reasonable legal costs and attorney fees) (collectively: “Damage”), incurred and/or to be incurred by the Buyer or the Company in connection with or as a result of any of the following:

13.1.1	If any representation made by the Sellers in Section 6 above is incomplete and incorrect in any respect or includes a misleading detail.

13.1.2	Any damage incurred by the Buyer as a result of claims and liabilities of the Group arising for the period preceding the Transaction Closing Date (with the Damage incurred by the Buyer being calculated based on the Damage incurred by the relevant Company, multiplied by the Buyer’s pro rata of the relevant Company’s issued share capital), including and without derogating from the generality of the foregoing, actual payments for claims and/or liabilities arising from Labor laws or labor relations in amounts that exceed the amounts actually deposited prior to the Closing Date in connection with the said matters.

13.1.3	Any tax liability for the period preceding the Transaction Closing Date, for which no provision has been made in the Annual Financial Statements (attached as Exhibits 6.4.1(a), 6.4.1(b) 6.4.1(c) hereto) or insufficient provision has been made (in which case the indemnification shall be equal to the amount that has not been set aside) or sufficient tax advances have been transferred for this purpose.

13.2	Request for Indemnification. If the Buyer wishes to claim indemnification from the Sellers for Damage for which it is entitled to indemnification under the provisions of Section 13.1 above, the Buyer shall give written notice to the Sellers (“Indemnification Request”). The Indemnification Request shall reasonably specify the indemnification liability and the circumstances giving rise to the indemnification (including a description of the nature of the Damage and its estimated cost). The Sellers shall reply to the Indemnification Request within 30 days (“Sellers Response”).

13.3	Third Party Claim. In the event that the Buyer seeks indemnification for demand and/or claim and/or proceeding and/or action and/or other legal proceeding by third parties made against the Group and/or the Buyer (“Third Party Claim” and the “Defendant”, respectively), the Buyer shall provide the Sellers with written notice of such Third Party Claim, shortly after its receipt (provided that failure to provide such notice shall not in any way relieve the Sellers of their indemnity obligations hereunder), and shall reasonably allow the Sellers to defend against any such Third Party Claim, with the Buyer’s reasonable cooperation, if necessary, at the expense of the Sellers. The Sellers shall be entitled to assume the handling of a civil Third Party Claim, provided that: (a) the Sellers have notified the Buyer thereof within 10 days of receipt of notice of the Third Party Claim, and have certified in advance and in writing that they will bear all consequences of the proceeding without any limits; and (b) the Defendant will be entitled to appoint, at its own expense, another attorney on his behalf to handle the case jointly with the attorney on behalf of the Sellers. The Sellers shall act within the framework of the above in order to bring such proceeding to conclusion. In any case, the Seller will not be entitled to bring a legal proceeding to conclusion by way of a settlement and/or arrangement and/or submit the dispute underlying the case to be resolved by way of a plea bargain, or admit any liability, unless with the prior written notice of the Buyer (other than in a settlement in which there is nothing but a monetary payment by the Seller).

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Neither the Buyer nor the Company may settle or pay any Third Party which claims in a Third Party Claim if the defense is assumed by the Seller, without the Seller’s prior written consent or under a judgment that has not been stayed. If the Seller does not assume the defense against a Third Party Claim as provided for above, the Buyer shall be entitled to conduct the proceeding as it deems fit, including by way of a settlement, and shall not lose its entitlement to indemnification thereof or be liable in any way to the Seller as a result thereof. The Seller shall fully cooperate with the Buyer in its efforts to defend against a Third Party Claim.

13.4	Limitation of Indemnification

13.4.1	The indemnity liability shall remain in full force and effect until the expiry of 18 months from the Closing Date or 30 days from approval of the Financial Statements for 2022, whichever is later, except with respect to the fundamental representations and the indemnity liability under Sections 13.1.2 and 13.1.3, which shall remain in force until he expiry of the limitation period under the law (“Indemnification Period”). Accordingly, any Indemnification Request must be sent to the Sellers no later than the end of the Indemnification Period. If an Indemnification Request is sent during the Indemnification Period, the Seller’s indemnity liability in the Indemnification Request shall survive even after the expiry of the Indemnification Period and until it is clarified and settled in accordance with the provisions of this Agreement, provided a claim is filed within 6 months from the date of delivery of the Indemnification Request by the Buyer.

13.4.2	The Indemnity liability shall apply only to Damage/s with an aggregate liability exceeds NIS [***] (“Indemnification Floor”). In cases where the total amount of such Damage/s exceeds the Indemnification Floor, the Sellers’ indemnity liability shall apply to all such amounts (i.e., from the first shekel).

13.4.3	The aggregate indemnity liability of the Sellers shall not exceed 15% of the consideration actually paid by the Buyer, i.e., NIS 12,600,000 (whether as a result of a single incident or from a series of incidents), other than with respect to the fundamental representations and indemnification under Sections 13.1.2 and 13.1.3 above, for which the total indemnity liability of the Sellers shall not exceed the consideration actually paid by the Buyer (i.e., NIS 84,000,000).

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13.4.4	Notwithstanding the foregoing, in the event of a fraudulent breach of representations, there shall be no limitations on the Buyer’s rights and remedies against the Seller. It should be noted that except in the event of a fraudulent breach of representations, the indemnification obligations hereunder shall constitute the sole and exclusive remedy against the Sellers in connection with this Agreement.

13.5	Any amount of indemnification paid under this Section 13 shall be deemed to be an adjustment to the consideration for the avoidance of doubt.

14.	Dr. Haim Perluk

A material condition to the Transaction is Dr. Haim Perluk’s commitment to continue to serve in his present positions with the Group for at least three years after the Closing of the Transaction. Until the Closing Date, the Company shall enter into written agreements with Dr. Haim Perluk and Mrs. Orna Perluk which shall incorporate their existing remuneration terms and conditions with the Company as of the date of execution of this Agreement, in the forms attached as Exhibit 14 hereto.

15.	Non-Competition; Non-Solicitation

15.1	As long as the Buyer has not agreed in writing to the said change, during the period from the Closing Date to the later of: (a) 4 years from the date of expiry of the Sellers’ entitlement to appoint at least one director for the Group, or the date on which their holdings in both Mediton and Medishur dropped below 20%, whichever is earlier; or (b) two years from termination of employment of both Haim and Orna with any of the Group Companies (the latest of such periods shall be referred to hereinafter as the “Lock-Up Period”), then each of Haim and Orna undertakes that, apart from the Group, he/she shall not engage in the field of activity defined in Exhibit 15.1 hereto, whether as an employee, consultant, shareholder, director, officer or any other capacity, anywhere in the world, nor acquire or hold any ownership right or other interest in any business, venture or corporation involved in such field of activity, or assist another person to engage in such field of activity, with or without consideration, directly or indirectly, for himself/herself or for others.

15.2	Each of the Sellers undertakes that, except within the Group itself, and until the end of the Lock-Up Period, such Seller shall not employ a person who has been employed by the Group and less than one year has passed since the termination of such person’s employment, and will not solicit or encourage (nor assist or advise another to solicit or encourage) any employee, consultant, officer, customer, supplier, distributor or other party to a business contract with the Group, to terminate such party’s relationship with the Group.

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16.	Directors Insurance

16.1	The Buyer undertakes that, after the Closing Date, the officers of the Companies shall be included under the Buyer’s D&O Liability Insurance coverage and shall keep such insurance valid and in force for a period of seven years from the date on which the Sellers ceased to serve as officers of the Companies.

17.	Taxes and Mandatory Payments

17.1	Unless otherwise stated herein, each party shall bear the mandatory payments and taxes (if any) applicable to it by any law in respect of the Transaction underlying this Agreement.

17.2	Should any payable payment in accordance with the provisions of this Agreement apply to withholding tax at source, the tax shall be lawfully deducted at source by the paying party, unless the receiving party presents a valid withholding tax exemption certificate from the tax authorities.

17.3	Each party shall bear its own expenses, including attorney’s fees, in respect of the preparation and performance of this Agreement.

18.	Dispute Resolution

18.1	If any case in which disputes and/or disagreements arise between the parties in any matter relating to its execution and/or validity and/or breach and/or performance and/or interpretation of this Agreement, the matter shall be submitted to the Chairman of the Board of Directors of the Buyer and Dr. Perluk, who shall do their best to resolve the disputes between the parties by amicable agreement. Should the parties fail to resolve the dispute by agreement within 14 days as stated above, the disputed matter shall be submitted to a mediator agreed by the parties. If the parties fail to agree on the mediator, or if the disputed matter is not resolved by the mediator by mutual agreement, the dispute shall be resolved by arbitration conducted by Ruby Bachar. If Ruby Bachar is unable to serve as an arbitrator, another arbitrator shall be appointed with the consent of Adv. Udi Knaani and Adv. Dubi Zoltak.

18.2	The proceedings of the arbitration shall be recorded in written minutes. The parties shall make all reasonable efforts to allow the arbitrator to issue a final decision within 45 days of his appointment. The arbitration award shall be in writing, detailing the reasons for the decision. The decision of the arbitrator shall be final and unappealable. The arbitration shall be subject to the Arbitration Law, 5728-1968 (“Arbitration Law”). The arbitration shall be conducted solely in accordance with the substantive Israeli Law and shall not be subject to the law of procedures and evidence applicable in Israeli courts. The provisions of this Section shall be deemed an arbitration agreement in accordance with the provisions of the Arbitration Law.

19.	Miscellaneous

19.1	This Agreement shall be governed by the laws of Israel. Subject to the dispute resolution mechanism described in Section 18 above, the sole and exclusive jurisdiction in any matter pertaining to this Agreement shall be given solely to the courts within the jurisdiction of the District Court of Tel Aviv – Yafo, and no other court shall have jurisdiction.

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19.2	Any change, amendment or supplement, waiver, extension, discount or failure to exercise any right hereunder shall have any force or effect only if made in an express written document signed by the Buyer on the on hand, and the Sellers on the other.

19.3	The parties hereto may by agreement to extend or shorten any period specified in this Agreement, and waive compliance of any of the provisions of this Agreement, either once or several times, by written notice signed by the parties, without need for any further approval.

19.4	This Agreement (including and the Exhibits hereto, including the Shareholders Agreement) contain, embody, merge, express and fully exhausts all agreements of the parties hereto as to the matters set forth herein only and supersedes and revokes all such prior agreement, including the Term Sheet entered into by the parties on July 14, 2021, or prior understanding between them on such matters. Without derogating from the generality of the foregoing, all documents exchanged between the parties prior to the execution of this Agreement, including the drafts exchanged between them, shall have no significance in the interpretation of this Agreement.

19.5	No conduct by either party shall be deemed as a waiver of any of its rights under this Agreement or under any law, or as a waiver or consent on its part to any breach or non-compliance by the other party with the terms of this Agreement, or as granting any delay or extension or change, cancellation or addition of any condition, unless done explicitly and in writing.

19.6	The parties to this Agreement may not, unless otherwise expressly stated in the body of this Agreement, assign or transfer its rights or obligations hereunder, to any third party, or exercise this Agreement through any third party, unless the prior written consent of the other parties has been obtained, and nothing in this Agreement confers any right upon any person who is not a party to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to assign its rights and obligations hereunder to its “Permitted Transferee” as defined in the Shareholders Agreement, provided that the Buyer remains responsible for the fulfillment of all obligations hereunder by such Transferee.

19.7	If any party fails to enforce or delays enforcement of any right conferred upon it hereunder or by law, in a particular case or a series of cases, such failure shall not be deemed a waiver of such right or any other rights.

19.8	The parties shall cooperate with each other to fulfill the provisions of this Agreement and shall provide each other with reasonable and necessary assistance, including execution of any document, request and certificate reasonable required for this purpose.

19.9	All notices hereunder shall be in writing and shall be sent by registered mail or email or delivered in person to the addresses of the parties set forth below or to such other addresses as may be notified by the parties in accordance with this Section. Any notice sent by one party to the other by registered mail shall be deemed to have been received by the recipient within seven days from dispatch at the post office; notice delivered in parson before 5:00 p.m. of any Business Day shall be deemed to have been received upon delivery, and if delivered after 5:00 p.m. of any Business Day – on the first Business Day after delivery; and notice sent via email – within one Business Day (at the place where delivered) after transmission, as confirmed in a report from the device from which it was sent.

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Following are the addresses of the parties:

SHL Telemedicine Ltd.
To: Yariv Elroy and Erez Nachtomy
Address : 90 Yigal Alon Street, Tel Aviv
Email: [***]
[***]

Dr. Haim Perluk
Address: [***], Tel Aviv
Email: [***]

Perluk - Medical Holdings Ltd.
To: Dr. Haim Perluk
Address: [***], Tel Aviv
Email: [***]

Orna Perluk
Address: [***], Tel Aviv
Email: [***]

Mediton Medical Centers Chain Ltd.
To: Dr. Haim Perluk
Address : 18 Hahashmal St, Tel Aviv
Email: [***]

Medishur Ltd.
To: Orna Perluk
Address: [***], Tel Aviv
Email: [***]

[Signature page overleaf]

Confidential Treatment Requested by SHL Telemedicine Ltd. Pursuant to 17 C.F.R. §200.83

[Signature page of the Share Purchase Agreement]

In witness whereof the parties have set their hands:

/s/ Dr. Haim Perluk
Dr. Haim Perluk	SHL Telemedicine Ltd.

	By:	/s/ Yariv Alroy
	Title:	Chairman

	By:	Erez Nachtomy
	Title:	CEO

/s/ Orna Perluk
Perluk - Medical Holdings Ltd.		Orna Perluk

By:	/s/ Dr. Haim Perluk
Title:	Chairman

Mediton Medical Centers Chain Ltd.		Medishur Ltd.

By:	/s/ Dr. Haim Perluk	By:	/s/ Orna Perluk
Title:	Chairman	Title:	Director